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                                                                    EXHIBIT 99.2

MEMORANDUM

To:        Mark McHugh, Deutsche Bank Alex. Brown

Cc:        Marnie Seif

From:      Charles R. Stuckey Jr.    /s/Charles R. Stuckey, Jr.

Date:      May 27th, 2004

Re:        Advanced instructions to Exercise and Sell RSAS Options, Under Rule
           144

Mark:
The instructions outlined in this memo are to be used as my 10B5-1 Plan for RSA Security, Inc.:

A.    DURATION OF PLAN

      This plan should commence on July 27th, 2004 and end January 15th, 2005, unless extended in writing 60 days prior to expiration.

B.    RESTRICTED PERIODS OF SALE

      Beginning three weeks before the end of each quarter, and ending when the stock market opens on the third business day after the company issues its press release announcing earnings for the quarter (i.e. no sales should take place during RSA Security's company blackout).

C.    ACCEPTABLE PERIODS OF SALE, SHARE AMOUNTS & PRICE LIMITS

      In total, the directions and orders below in Orders 1-8 allow for the exercise and sale of up to a total of 278,047 options of RSA Security, Inc. for the duration of this plan. All orders are to be placed in my Deutsche Bank Alex. Brown account entitled, "Charles R. Stuckey & Marilyn
      Y. Stuckey TTEES Charles R. Stuckey Revocable Trust" (Act. # ________). I understand that Deutsche Bank Alex. Brown is a market maker in RSAS and that the limits below are net of commission. If the "options used" were exercised & sold under my previous 10B5-1 plan dated November 20th, 2003 the corresponding orders in this plan should be considered null & void.

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ORDER # 1 - THIS ORDER IS ONLY GOOD BETWEEN JULY 27TH, 2004 AND OCTOBER 5TH,
2004. THIS ORDER SHOULD BE CONSIDERED NULL & VOID IF IT WAS EXECUTED DURING MY PREVIOUS 10B5-1 PLAN DATED NOVEMBER 20TH, 2003.

      1. Order: Sell 12,889 shares of RSAS @ $19.00

Options Used:

Options: 709 Grant #: 94-1018, Grant Date: 01-06-1999, Grant Strike: $17.25,
Expire 10-06-04
Options: 12,180 Grant #: 94-1018A,Grant Date: 01-06-1999,Grant Strike:
$17.25,Expire 10-06-04

*If the above grants are not sold with in 5 business days prior to the beginning of the blackout period, then lower the limit price to $17.75.

ORDER # 2 - THIS ORDER IS ONLY GOOD BETWEEN JULY 27TH, 2004 AND JANUARY 5TH, 2005. THIS ORDER SHOULD BE CONSIDERED NULL & VOID IF IT WAS EXECUTED DURING MY PREVIOUS 10B5-1 PLAN DATED NOVEMBER 20TH, 2003.

      2. Order: Sell 12,889 shares of RSAS @ $19.00

Options Used:

Options: 709 Grant #: 94-1018, Grant Date: 01-06-1999, Grant Strike: $17.25,
Expire 01-06-05
Options:12,180 Grant #: 94-1018A,Grant Date: 01-06-1999,Grant Strike: $17.25,
Expire 01-06-05

*If the above grants are not sold within 5 business days prior to the beginning of the blackout period, then lower the limit price to $17.75.

ORDER # 3 - THIS ORDER IS ONLY GOOD BETWEEN JULY 27TH, 2004 AND OCTOBER 13TH, 2004. THIS ORDER SHOULD BE CONSIDERED NULL & VOID IF IT WAS EXECUTED DURING MY PREVIOUS 10B5-1 PLAN DATED NOVEMBER 20TH, 2003.

      3. Order: Sell 47,200 shares of RSAS @ $21.00

Options Used:

Options: 23,600 Grant #: 98-261A, Grant Date: 10-13-1999,Grant Strike: $19.88,
Expire 10-14-04
Options: 23,600 Grant #: 98-261A,Grant Date: 10-13-1999, Grant Strike: $19.88,
Expire 10-14-04

*If the above grant is not sold within 5 business days prior to the beginning of the blackout period, then lower the limit price to $20.50.

ORDER # 4 - THIS ORDER IS ONLY GOOD BETWEEN JULY 27TH, 2004 AND JANUARY 13TH, 2005.

      4. Order: Sell 18,749 shares of RSAS @ $21.00

Options Used:

Options: 2,566 Grant #: 98-261, Grant Date: 10-13-1999, Grant Strike: $19.88,
Expire 01-14-05
Options: 16,183 Grant #: 98-261A, Grant Date: 10-13-1999, Grant Strike: 19.88,
Expire 01-14-05

*If the above grant is not sold within 5 business days prior to the beginning of the blackout period, then lower the limit price to $20.50.

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***ORDERS # 5 & 6 ARE GOOD FOR THE ENTIRE TIME OF THIS 10B5-1 PLAN (JULY 27TH,
2004 THROUGH JANUARY 15TH, 2005). ***

      5. Order: Sell 31,639 Shares of RSAS @ $21.00

Options Used:

Options: 709 Grant #: 94-1018, Grant Date: 1-6-1999, Grant Strike: $17.25, Expire 04-06-05
Options: 12,180 Grant #: 94-1018A, Grant Date: 1-6-1999, Grant Strike: $17.25,
Expire 04-06-05
Options: 18,750 Grant #: 98-261A, Grant Date: 10-13-1999, Grant Strike: 19.88,
Expire 04-14-05

      6. Order: Sell 99,063 shares of RSAS @ 23.00

Options Used:

Options: 709 Grant #: 94-1018, Grant Date: 01-06-1999, Grant Strike: $17.25,
Expire 07-06-05
Options: 709 Grant #: 94-1018, Grant Date: 01-06-1999, Grant Strike: $17.25,
Expire 10-06-05
Options: 12,180 Grant #: 94-1018A,Grant Date: 01-06-1999,Grant Strike:
$17.25,Expire 07-06-05
Options: 12,180 Grant #: 94-1018A,Grant Date: 01-06-1999,Grant Strike:
$17.25,Expire 10-06-05
Options: 18,750 Grant #: 98-261A,Grant Date: 10-13-1999, Grant Strike: $19.88,
Expire 07-14-05
Options: 18,750 Grant #: 98-261A Grant Date: 10-13-1999, Grant Strike: $19.88,
Expire 10-14-05
Options: 27,704 Grant #: R94-1026A,Grant Date: 06-18-2002,Grant Strike:
$4.42,Expire 06-19-06
Options: 6926, Grant #: R94-1026A,Grant Date: 06-18-2002,Grant Strike:
$4.42,Vest 06-18-04
Options: 1,155, Grant #: R94-1026, Grant Date: 06-18-2002, Grant Strike: $4.42,
Expire 06-19-06

***ORDER # 7 IS GOOD FOR THE ENTIRE TIME OF THE 10B5-1 PLAN (JULY 27TH, 2004 THROUGH JANUARY 15TH, 2005.***

      7. Order: Sell 48,587, shares of RSAS @ 25.00

Options Used:

Options: 105, Grant #: R94-1026, Grant Date: 06-18-2002, Grant Strike: $4.42,
Vest 06-18-04
Options: 48,482, Grant # R94-1026A, Grant Date: 06/18/2002, Grant Strike: $4.42,
Expiration:
(Partial expiration of 6926 options on 09/19/06)

***ORDER # 8 DOES NOT COME INTO EFFECT UNTIL SEPTEMBER 18TH, 2004, DUE TO THE SHARES VESTING.***

      8. Order: Sell 7,031 shares of RSAS @ 25.00

Option Used:

Options: 6,926 Grant #: R94-1026A, Grant Date: 06-18-2002, Grant Strike: $4.42,
Vest 09-18-04
Options: 105 Grant # R94-1026, Grant Date: 06-18-2002, Grant Strike: $4.42, Vest 09-18-04

I have directed RSAS as soon as practicable, to notify Deutsche Bank Alex, Brown and me of any circumstance pursuant to which a sale of shares by me in accordance with the terms of the plans described above could be expected either to: (a) result in violation by me or RSAS of Regulation M promulgated pursuant to the Securities Act of 1933, or (b) result in the inability of RSAS to qualify for "pooling treatment" under applicable U.S. accounting guidelines with respect to a transaction that the Company considers imminent. Following my receipt of any such notice that I am to suspend trading, I will instruct Deutsche Bank Alex. Brown not to sell any shares under this plan until I am advised in writing by the Company that the suspension has been terminated.

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ADVANCED INSTRUCTION TO SELL COMMON STOCK

To: Deutsche Bank Alex. Brown
      A Division of Deutsche Bank Securities Inc.

Account Number: ________________

      I am a holder of shares and options to acquire shares, of the common stock RSA Security, Inc. (Tkr: RSAS). I would like to periodically sell Company shares in order to diversify my portfolio. I also wish to take advantage of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which provides for an affirmative defense from insider trading liability for purchases and sales effected pursuant to a contract, instruction or plan entered into when a person is not aware of any material nonpublic information. This instruction ("Instruction") is intended to constitute a "written plan for trading securities" within the meaning of Rule 10b5-1.

      I hereby instruct Deutsche Bank Securities Inc. (referred to herein as "Deutsche Bank Alex. Brown") to sell currently held shares of Common Stock/Stock options, pursuant to the specific instructions set forth in the attached memo. My orders here under are given to you on a not held basis, meaning that you shall use your best judgement in the execution of each order, and that you shall be relieved of all responsibility with respect to the time of execution or the price or prices of execution. I understand that in exercising such judgement, it is possible that you may not sell some or all of the shares that you are authorized hereunder to sell in any given period under this Instruction.

      You are authorized to make deliveries of securities and payment of moneys in accordance with your normal practice. All shares to be sold shall have been previously deposited into my account, and you shall not be required to follow this Instruction if shares are not present in my account (or acceptable arrangements to deliver option shares have not been made) prior to the dates on which sales shall occur. If this Instruction requires you to exercise stock options you shall do so in accordance with your normal procedures, and unless instructed otherwise, remit the exercise price and the withholding tax as calculated by the Company. In no instance should you exercise options that are not in the money. The share amount listed above shall be increased or decreased to reflect stock splits should they occur. I understand that I shall be responsible to arrange for any filings that may be required under applicable law (e.g., Form 144, Schedule 13D, and Forms 4 and 5), and that I may be subject to the short swing profit rules contained in Section 16 of the Securities Exchange Act of 1934. In this connection, I understand that upon my request, you will assist me in making advance arrangements regarding the filing of Forms 144; provided that you agree to notify me and a designated representative of RSA's legal department within eight hours of making any trade so that I may file the required Form 4 in a timely fashion:

      -     Margaret Seif: Phone: 781-515-5403; email: mseif@rsasecurity.com

      -     Kathryn Leach: Phone: 781-515-5422; email: kleach@rsasecurity.com

      -     Chris Dollase: Phone: 781-515-5507; email: cdollase@rsasecurity.com

      All sales shall be effected in your normal fashion in accordance with your terms and conditions for my account and risk. You may act as principal in any transaction hereunder. I understand that you may not be able to make all of the sales contemplated under this Instruction due to a market disruption or a legal, regulatory or contractual restriction applicable to you or any other event or circumstance. I further understand that even in the absence of such a circumstance, you may be unable to make sales consistent with ordinary principles of best execution due to insufficient volume of trading or other market factors in effect on the date of a sale. I hereby ratify and confirm any and all transactions with you in accordance with this Instruction. I also agree to indemnify and hold Deutsche Bank Alex. Brown harmless from any and all losses arising from any cause of action arising from its performance of this Instruction. For purposes of this Section, the term "losses" shall mean monetary damages for which a court or regulatory agency has found Deutsche Bank to be finally liable, after all appeals have been exhausted, but which shall in no event exceed an amount equal to the proceeds received by me in connection with exercises of stock options and sales of shares pursuant to this Instruction. Notwithstanding the foregoing, "losses" shall not include

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Deutsche Bank's attorneys fees, and Deutsche Bank may not settle any action for which it will claim indemnification from me without my prior written consent.

      You will cease making sales under this Instruction as soon as practicable following receipt of written notice from the Company, confirmed by telephone, that the Company has entered into a transaction that results in my being subject to trading restrictions. You shall resume making sales in accordance with this Instruction as soon as practicable after you receive written notice from the Company of the cessation or termination of any such trading restriction. Any sales not made as a result of the imposition of any trading restriction shall be sold in the next following selling period.

      While this Instruction is in effect I will not enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including any securities convertible or exchangeable into Common Stock). I agree that until this Instruction has been terminated I will not enter into a binding contract with respect to the purchase or sale of Common Stock with another broker, dealer or financial institution, instruct any broker, dealer or financial institution to purchase or sell Common Stock or adopt a trading plan with respect to Common Stock other than this Instruction.

      I represent and warrant that I am not presently aware of any material nonpublic information regarding the Company or its securities and that I am currently able to sell Common Stock under the Company's insider trading policies and covenant that I will not discuss or otherwise disclose material nonpublic information to my investment representative or any other of your personnel responsible for carrying out this Instruction. I have obtained the approval of the Company's counsel to enter into this Instruction.

      This Instruction may be modified, terminated or amended only by a writing signed by the parties hereto. Any modification or amendment of this Instruction may only occur at a time when I am not aware of material nonpublic information concerning the Company or its securities and I am otherwise permitted to make sales under the Company's insider trading policies. If this Instruction is modified or amended, or if I establish a new plan after termination of this Instruction, no sales shall be made during the sixty (60) calendar days immediately following such modification, amendment or termination (other than sales already provided for in the Instruction prior to modification, amendment or termination).

      This Instruction shall not be effective until Deutsche Bank Alex. Brown confirms its acceptance in writing by signing below. It shall remain in full force and effect until revoked or modified by me in writing. Deutsche Bank Alex. Brown may decline to act hereunder upon reasonable notice. I hereby irrevocably authorize you to accept any instruction from the Company to cease or suspend sales hereunder.

                                            /s/Charles R. Stuckey, Jr.
                                            ------------------------------------
                                            CLIENT NAME

Accepted
Deutsche Bank Alex. Brown

/s/Stuart C. Williams
--------------------------------
Stuart C. Williams, Branch Manager

Dated: 5/27/04